PERFORMANCE STOCK UNIT AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN
The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this Performance Stock Unit Award Agreement (this “Agreement”), this Award of Performance Stock Units (“PSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	This Award of PSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Total Number of PSUs Granted:

2.	Each PSU represents a right to receive one Share on the Payment Date (as defined below) in accordance with the terms of this Agreement.

3.
Unless otherwise determined by the Committee, each PSU shall also represent a right to receive an additional amount, payable in cash, equal to the accumulated cash dividends paid by the Company on the PSU between the Grant Date and payout of the PSU (if any). The additional dividend amounts that are accumulated subject to a PSU will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the PSU to which they relate under the Award. Any payment due to the Employee under this Agreement shall be made promptly following the date vested PSUs become earned and payable under paragraph 5(a), paragraph 6 or paragraph 7 of this Agreement, as applicable (the “Payment Date”), but in no event later than March 15th of the calendar year following the calendar year containing the Payment Date.

4.
A PSU (i) carries no voting rights and (ii) the holder will not have an equity interest in the Company or any of such shareholder rights, unless the vesting and performance conditions of the PSU are met and the PSU is paid out.

5.
This Award of PSUs will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on December 31, 2014, December 31, 2015,and December 31, 2016 (each a “Vesting Date”), provided, however, that if:

(a)
the Employee Separates from Service prior to the end of the Performance Period by reason of the Employee’s death or a Separation from Service on account of Disability, all PSUs that have not previously vested shall vest and the Employee’s PSUs referenced in the chart above shall be paid to the Employee at the rate of one Share for each PSU;

(b)
if (i) the Employee Separates from Service prior to the Payment Date by reason of a Separation from Service by the Company for cause (as determined by the Committee in its sole discretion) or (ii) the Employee Separates from Service prior to the final Vesting Date by reason of a voluntary Separation from Service by the Employee (including any retirement other than a Qualified Retirement (as defined below)), this Award of PSUs (including any vested portion) shall immediately upon such termination be cancelled and forfeited without payment or further obligation by the Company; and

(c)
if the Employee Separates from Service for any other reason, including, but not limited to, on account of a Qualified Retirement, by reason of a death or Disability subsequent to the end of the Performance Period, or by reason of a Separation from Service by the Company without cause (other than for cause, voluntarily by the Employee not as part of a Qualified Retirement or by reason of death or Disability as provided in paragraphs 5(a) and 5(b)), the Employee will be eligible to receive the value of his or her vested PSUs on the Payment Date in accordance with and subject to the terms set forth in paragraph 6 below. Any PSUs that have not vested prior to the date that an Employee Separates from Service for any reason (other than by reason of death or Disability), (i) will not subsequently vest; and (ii) will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate. In addition, the Employee’s right to receive Shares in respect of vested PSUs that have not been forfeited will be paid on the Payment Date if, and only if, all relevant performance conditions are met, in accordance with the terms and conditions of this Agreement and the Plan. For purposes of this Agreement, “Qualified Retirement” means the Employee’s retirement at a time when such Employee is at least 60 years of age and has had at least seven years of service as an employee of the Company and/or one or more of its Affiliates.

6.
The Company will issue and deliver Shares in satisfaction of vested PSUs subject to and conditioned upon the attainment of the performance conditions set forth below, as approved by the Committee at the time of grant; provided, however, notwithstanding the performance level achieved, the Committee may reduce the number of PSUs earned or terminate this Award of PSUs altogether, but in no event may the Committee increase the value of a PSU underlying this Award beyond the performance levels achieved. For purposes of this Agreement, the “Performance Period” is the period beginning on January 1, 2014 and ending on December 31, 2016.

(i)    Total Shareholder Return (50% weighted)

The value of fifty percent (50%) of the Employee’s vested PSUs will depend upon the performance of the Total Shareholder Return on AES common stock (“AES-TSR”) against the Total Shareholder Return on the S&P 500 Utilities Sector Index (“S&P Utilities Index - TSR”), in each case, as measured over the Performance Period, as set forth below:

ACTUAL AES-TSR COMPARED TO S&P Utilities Index -TSR FOR THE PERFORMANCE PERIOD	SHARES EARNED
Below 30th Percentile	None (0%)
Equal to the 30th Percentile	50% (0.5 x 50% of number of vested PSUs)
Equal to the 50th Percentile	100% (1.0 x 50% of number of vested PSUs)
Equal to or greater than 70th Percentile	150% (1.5 x 50% of number of vested PSUs)
Equal to or greater than 90th Percentile	200% (2.0 x 50% of number of vested PSUs)

 For AES-TSR levels achieved greater than the 30th percentile and less than the 50th percentile, greater than 50th percentile and less than 70th percentile, and greater than the 70th percentile and less than the 90th percentile, the number of Shares eligible for vesting will be determined based on straight-line interpolation. The maximum value of a PSU is 2 Shares.
All PSUs subject to this paragraph 6(i) shall be forfeited and will cease to be outstanding as of the end of the Performance Period if the AES-TSR over the Performance Period is below the 30th percentile of the S&P Utilities Index -TSR.

(ii)    Adjusted EBITDA    Proportional-Adjusted EBITDA (defined as Earnings Before Income Taxes, Depreciation and Amortization); Addback: Interest; Subtract: Mandatory CapEx (defined as Maintenance & Environmental Capital Expenditures, excluding Environmental Capital Expenditures with Tracker Returns). (50% weighted)
The value of the remaining fifty percent (50%) of the Employee’s vested PSUs will depend upon the Company’s actual Adjusted EBITDA1 over the Performance Period as compared to the performance target approved by the Committee and as set forth below.

ACTUAL ADJUSTED EBITDA OVER THE PERFORMANCE PERIOD	SHARES EARNED
Below 75% of Performance Target =	None (0%)
Equal to 87.5% of Performance Target =	50% (0.5 x 50% of number of vested PSUs)
Equal to 100% of Performance Target =	100% (1.0 x 50% of number of vested PSUs)
Equal to or greater than 125% of Performance Target =	200% (2.0 x 50% of number of vested PSUs)

All PSUs subject to this paragraph 6(ii) shall be forfeited and will cease to be outstanding as of the end of the Performance Period if the Adjusted EBITDA for the Performance Period is below 75% of the performance target.
For Adjusted EBITDA levels achieved greater than 75% and less than 87.5% of performance target, greater than 87.5% and less than 100% of performance target, and greater than 100% and less than 125% of performance target, the value will be determined based on straight line interpolation. The maximum value of a PSU is 2 Shares.

7.
In the event that a Change of Control occurs prior to the end of the Performance Period, if the PSUs described herein have not already been previously forfeited or cancelled, such PSUs will become fully vested (for the total amount of PSUs set forth in paragraph 1) and the Payment Date will occur contemporaneous with the completion of the Change of Control; provided, however, that in connection with a Change in Control, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

8.
It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares are delivered to the Employee on the Payment Date, at which time the Fair Market Value of the Shares will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The Employee must pay all applicable Federal and state income and employment withholding taxes when due in such manner as approved by the Committee or the Plan Administrator.  The Employee should consult his or her personal advisor to determine the effect of this Award of PSUs on his or her own tax situation.

9.
Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.

10.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

11.
By accepting this Award of PSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of PSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Plan Administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

12.
This Award is intended to be excepted from coverage under Section 409A of the Code and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. Each payment under this Agreement is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto).

Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

13.
Notwithstanding any other provisions in this Agreement, any PSUs subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

14.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:
Tish Mendoza
Vice President, Human Resources and Internal Communications